UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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Finward Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 17, 2024

Dear Valued Shareholders,

On March 29, 2024 we filed the proxy statement for Finward Bancorp’s (“Finward’s”) 2024 annual meeting of shareholders scheduled for May 24, 2024.  In the proxy statement, our board of directors unanimously recommends a vote “FOR” the election of two director nominees listed in the proxy statement as Proposal 1.  ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients withhold their votes for the election of one director nominee, Anthony M. Puntillo, solely because of a provision in our bylaws stating that our bylaws can only be amended by the board of directors and we have opted not to provide shareholders with the ability to amend the bylaws in the company’s restated articles of incorporation.

Under current ISS policy, ISS considers any restriction on bylaw amendments by shareholders to be a “material governance failure.”  In its Proxy Analysis and Benchmarking Policy Voting Recommendations report on Finward issued on May 8, 2024, ISS stated it was recommending that its clients withhold their votes for Director Anthony M. Puntillo because of this issue and because Dr. Puntillo is a member of the Nominating and Corporate Governance Committee of Finward’s board of directors, which normally considers corporate governance issues.  We also note that other shareholder advisory services, such as Glass Lewis, do not have such a policy, and have recommended a vote “For” all of our director nominees.

Our restated articles of incorporation, which have been previously approved by the shareholders, and our bylaws reflect the statutory default under Indiana law, which provides that only an Indiana corporation’s board of directors may amend or repeal the corporation’s bylaws, unless otherwise provided in the articles of incorporation. Indiana has had this statutory default for over 90 years, since at least 1929.  We continue to believe that ISS’ policy on this issue does not fairly apply to Finward and mischaracterizes Finward’s long-standing compliance with Indiana law on this matter: we have not diminished shareholders’ rights under Indiana state law in any way, because shareholders do not have the right under Indiana law to amend the bylaws as a statutory default.

Furthermore, there are many provisions in our bylaws that deal with various procedural and administrative matters, such as meetings of our committees, advance notice provisions for director nominations and shareholder proposals, and the issuance of our stock (among others), and if these provisions were amended in ways that did not have Finward’s or our shareholders’ best interests in mind, it would likely be very disruptive to the operations of Finward and effective corporate governance.  As such, we believe the board of directors, which answers to all our shareholders, is better positioned to ensure that any bylaws amendments are designed to protect and maximize long-term value for all of our shareholders.

Dr. Puntillo should be reelected to our board of directors based on his skills and extensive experience, including with respect to corporate governance.

We strongly believe that our board membership reflects skills, leadership, experience, and diversity not typically found in a community bank of our size.  We believe not to elect Tony Puntillo would be significantly detrimental to Finward and would not further good corporate governance.  Moreover, withholding a vote from Dr. Puntillo does not address the issue raised by ISS and would deprive the board of a skilled and experienced leader.  I would encourage you to read our proxy statement to gain further insight into the skills and unique experiences of Dr. Puntillo and his significant and vital contributions to our board and your bank.

We encourage you to vote “FOR” all directors under Proposal 1 of this year’s proxy statement for the following reasons:

1.
We firmly believe that we have not diminished shareholder rights under Indiana state law in any way because shareholders do not have the right under Indiana law to amend the bylaws as a statutory default.

2.
Finward’s directors provide a unique set of skills, experience, and talent that is not commonly found in a community bank of our size and Anthony M. Puntillo contributes significantly to those qualities.

3.	A withhold vote for Anthony M. Puntillo would deprive Finward of the skill and experience necessary to maintain an effective board of directors and Nominating and Corporate Governance Committee.

4.
Anthony M. Puntillo is the Chair of the Nominating and Corporate Governance Committee and the Vice Chair of the Executive Committee of Finward’s board, he is the founder, co-owner, and senior partner of Puntillo and Crane Orthodontics, PC, a dental specialty practice in Northwest Indiana, has significant corporate governance expertise, and is active in the communities served by Peoples Bank, all of which are attributes significantly valued by Finward and Peoples Bank with respect to Dr. Puntillo’s board service.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF BOTH DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS, INCLUDING ANTHONY M. PUNTILLO.

Thank you for your continued support and loyalty to Finward.

Sincerely,

/s/ Joel Gorelick

Joel Gorelick
Chairman of the Board of Directors